AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON August 30, 2004

                           REGISTRATION NO: 333-109550

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM SB-2
                          Pre-effective Amendment No. 2

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                               DECOR SYSTEMS, INC.

              Florida                              7380                   59-3032722

     (State of jurisdiction of        (Primary Standard Industrial        (I.R.S. Employer Identification
   incorporation or organization)     Classification Code Number)         Number)

                 5555 W. WATERS AVE, TAMPA, FLORIDA, USA, 33634

                                 (813) 888-6554

           Address and Telephone Number of Principal Executive Offices

                                   LEE COLVIN

                             Chief Executive Officer
                     5555 W. WATERS AVE Tampa, Florida 33634
                                 (813) 393-5075
            (Name, address and telephone number of agent for service)

                                    Copy to:
                                 Hank Vanderkam
                             Vanderkam & Associates
                               1301 Travis, #1200
                                Houston, TX 77002
                                 (713) 547-8900
                               (713) 547-8910 fax

Approximate date of commencement of proposed sale to the public: (____________)

Date this Registration Statement becomes effective.


If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering: ?

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ?

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ?

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ?

                          CALCULATION OF REGISTRATION

----------------------  --------------------  -------------------  --------------------  ----------------
 Title of Each Class    --------------------   Proposed Maximum      Proposed Maximum    ----------------
 of Securities To Be        Amount To Be      Offering Price Per    Aggregate Offering      Amount of
      Registered             Registered              Share                Price          Registration Fee

----------------------- --------------------- -------------------- --------------------- -----------------
----------------------- --------------------- -------------------- --------------------- -----------------

----------------------
----------------------  --------------------  -------------------  --------------------  ----------------
Common   Stock  $.0001  --------------------  -------------------  --------------------  ----------------
par value per share                1,000,000                $1.00           $ 1,000,000           $126.10
----------------------- --------------------- -------------------- --------------------- -----------------

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

Information   contained  herein  is  subject  to  completion  or  amendment.   A
registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there by any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

                                TABLE OF CONTENTS


Prospectus Summary                                                                       3
Risk Factors                                                                             4
Use of Proceeds                                                                          6
Determination of Offering Price                                                          6
Dilution                                                                                 7
Selling Security Holders                                                                 7
Plan of Distribution                                                                     7
Legal Proceedings                                                                        8
Directors, Executive Officers, Promoters and Control Persons                             8
Security Ownership of Certain Beneficial Owners and Management                           9
Description of Securities                                                               10
Interest of Named Experts and Counsel                                                   11
Disclosure of Commission Position on Indemnification For Securities Act Liabilities     11
Organization Within Last Five Years                                                     11
Description of Business                                                                 11
Management's Discussion and Analysis or Plan of Operation                               14
Description of Property                                                                 17
Certain Relationships and Related Transactions                                          17
Market For Common Equity and Related Stockholder Matters                                17
Executive Compensation                                                                  19
Financial Statements                                                                    19
Changes in and Disagreements With Accountants on Accounting and Financial Disclosure    32
Part II - Information Not Required In Prospectus
Indemnification of Directors and Officers                                               33
Other Expenses of Issuance and Distribution                                             33
Recent Sales of Unregistered Securities                                                 33
Exhibits                                                                                34
Undertakings                                                                            34
Signatures                                                                              35


Until _______________, 2004, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealer's obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

                                   PROSPECTUS

                                1,000,000 Shares

                               DECOR SYSTEMS, INC.

The registration statement of which this Prospectus is a part relates to the offer and sale by Decor Systems, Inc., a Florida corporation ("Decor," "We," or "Our"), of our securities. Our common stock offered is not listed on any national securities exchange or the NASDAQ stock market.

This offering consists of 1,000,000 common shares, .0001 par value per share offered by us for $1.00 per share.

Decor's officers offer these securities on a best efforts minimum / maximum basis. The offering will end one hundred and eighty (180) days after the effective date of the registration statement. The minimum purchase requirements are 1,000 shares per investor. Additionally, Decor will / will not make arrangements to place the funds in an escrow, trust or similar account.

                                 Underwriting
                                 Discounts and    Offering        Net Proceeds
Shares        Offering Price     Commissions         Costs           to Decor
1,000,000     $1,000,000             $0.00       $35,000.00       $ 965,000.00
100,000       $  100,000             $0.00       $35,000.00       $  65,000.00
Per share     $        1             $0.00            $0379       $      96.41

THESE SECURITIES INVOLVE A HIGH DEGREE OF RISK AND SHOULD BE CONSIDERED ONLY BY PERSONS WHO CAN AFFORD A COMPLETE LOSS OF THEIR INVESTMENT. SEE "RISK FACTORS" BEGINNING ON PAGE 4.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES, OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is _______________, 2004

SUMMARY INFORMATION AND RISK FACTORS

PROSPECTUS SUMMARY

This offering consists of 1,000,000 common shares, .0001 par value per share offer by us for $1.00 per share. The shares are offered on a best efforts minimum / maximum basis by the officers of Decor. The offering will end one hundred and eighty (180) days after the effective date of the registration statement, during which period we will keep this registration statement current by updating the financial statements and related financial disclosures.

OUR COMPANY

We were organized under the laws of the State of Florida on October 15, 1990. We are wholesalers and suppliers of plumbing supplies and bathroom decorative products for mass merchandisers and plumbing showrooms. Our largest customer is Home Depot. We have begun to develop our own bathroom and kitchen line which will be produced by contract manufacturers in China.

THE OFFERING

As of August 31, 2004 we had 5,000,000 shares of our common stock outstanding. This offering is comprised of 1,000,000 shares being offered by Decor.

FINANCIAL SUMMARY INFORMATION

The following summary financial information and operating data have been derived from the financial statements of the Decor for the periods indicated. The following financial data should be read in conjunction with our financial statements and the notes thereto included elsewhere in this registration statement.


                                     Six Months Ended June 30       --------------------     -----------------
                                                                         Year Ended             Year Ended
                                                                    --------------------     -----------------
                                    2004              2003                2003                     2002

----------------------------------
Statement of Operations
----------------------------------
Income statement data:
----------------------------------                               ---------------------     ------------------
Revenues                             $ 416,882        $ 460,347              $ 900,303             $1,084,619
----------------------------------                               ---------------------     ------------------
Expenses                               305,564          366,822                759,173                789,857
----------------------------------                               ---------------------     ------------------
Income (loss) from operations          111,318           93,524                141,130                294,762
----------------------------------                               ---------------------     ------------------
Other Income (Expense)                       -            1,500              (  1,679)              ( 23,384)
----------------------------------                               ---------------------     ------------------
Income (loss) before income taxes      111,318           95,024                139,451                271,378
----------------------------------                                                         ---------------
Income tax                                                       ---------------------
                                             -                -                      -                   -
----------------------------------                               ---------------------     ------------------
Net income (loss)                     $111,381         $ 95,024              $ 139,451              $ 271,378
----------------------------------
Per share data:
----------------------------------                               ---------------------     ------------------
Earnings per share                       $0.02            $0.02                $   .03                $   .05
----------------------------------
Weighted       average      shares                               ---------------------     ------------------
outstanding                          5,000,000        5,000,000              5,000,000              5,000,000
----------------------------------
Balance sheet data:
----------------------------------                               ---------------------     ------------------
Working capital                        151,831          249,459                151,831                249,459
----------------------------------                               ---------------------     ------------------
Total assets                           211,035          301,614                211,035                301,614
----------------------------------                               ---------------------     ------------------
Long term debt                          12,516           17,096                 12,516                 17,096
----------------------------------                               ---------------------     ------------------
Shareholder Equity                     183,955          279,938                183,955                279,938

                                  RISK FACTORS

THE SECURITIES BEING OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK. PROSPECTIVE INVESTORS SHOULD CONSIDER THE FOLLOWING RISK FACTORS INHERENT IN AND AFFECTING THE BUSINESS OF THE COMPANY AND AN INVESTMENT IN THE SHARES.


COMPANY RISKS

If we are unable to raise sufficient funding in this offering, we will be unable to continue our business operations.

The implementation of our business plan, and the development of our own product line, will require substantial capital. Should we not be able to obtain sufficient proceeds from this offering, we may be unable to develop our new product line, or fully implement our business plan.

Our new products may not gain widespread acceptance.

Our future success will depend, in part, on our ability to increase awareness of our new product line. In order to build product awareness and increase sales, we must succeed in our marketing efforts. Our ability to increase revenues generated from the products we offer will depend, in part, on the success of our marketing efforts including advertising. If our marketing efforts are unsuccessful or if we cannot increase our product awareness, our business plan may not be successful.

We face intense competition in our industry which could affect our ability to grow or stay profitable.

Competition in our industry is intense and many of our competitors have greater resources than we do to respond to changes in our industry. Our competitors, which include established entities such as Kohler, Vanity Fair, Cole and Co., and Vintage Vanities, find it highly desirable to sell competing products to our clients, Home Depot, because this would make available to our competitors the extensive distribution channels of Home Depot. Substantially all of our existing competitors have longer operating histories, greater name recognition, larger customer bases and significantly greater financial, technical and marketing resources. As a result, they may be able to respond more quickly to new or emerging styles and changes in customer requirements, or to devote greater resources to the development, promotion and sale of their products. These competitors, in all likelihood, will be able to undertake more extensive marketing campaigns, adopt more aggressive pricing policies and make more attractive offers to potential customers. Our competitors also may develop products that are equal to or superior to our products, or that achieve greater market acceptance.

If we lose the single customer upon whom we depend, we would lose nearly all our sales.

Approximately 90% of our sales are to Home Depot. Either the loss of Home Depot as a customer or a significant reduction in our sales to Home Depot would have an immediate detrimental effect on our earnings and our ability to continue as a going concern.

An investment in the shares will result in an immediate substantial dilution.

Our unaudited net book value as of June 30, 2004, with 5,000,000 shares outstanding, was approximately $247,918 or $0.05 per share before giving effect to the offering. Net book value represents the amount of total tangible assets less total liabilities, divided by the number of shares outstanding.

Assuming the sale of 1,000,000 shares, and after deducting offering expenses estimated at $37,905, our adjusted net book value as of December 31, 2003 would have been approximately $1,210,013 or $0.20 per share. This represents an immediate increase in net book value of $0.15 per share to the existing shareholders and an immediate dilution in net book value of $0.80 per share to the new investors in the shares in this offering.

Because an existing shareholder will continue to control the company, an investor will not be able to influence corporate affairs.

Our principal stockholder, Lee Colvin, owns 100.00% of our common stock and therefore controls our company. As such, he will have significant influence over all matters requiring approval by our stockholders, but not requiring approval of future minority stockholders. In addition, Lee Colvin has the voting power to elect all members of our Board of Directors. Such control could adversely affect the market value of our common stock or delay or prevent a change in control of our company. In addition, Lee Colvin may control most corporate matters requiring stockholder approval by written consent, without the need for a duly-notice and duly-held meeting of stockholders.


Because we do not anticipate paying dividends, you may not earn income on your investment.

As a developing corporation, we do not anticipate paying dividends and therefore, you may never get income from your investment. We intend to retain earnings, if any, to finance the development and expansion of our business. Future dividend policy will be subject to the discretion of the Board of Directors and will be contingent upon future earnings, our financial condition, capital requirements, general business conditions and other factors. Future dividends may also be subject to covenants contained in loan or other financing documents we may execute. Accordingly, there can be no assurance that cash dividends of any kind will ever be declared or paid. We have paid dividends in the past, but only because we were an S Corp as that term is defined by the Internal Revenue Code of 1986, as amended. Under S Corp rule there is no tax at the corporation level but only the shareholders level. Therefore dividends were paid so that the shareholders could pay his federal income tax. However, the S election has been revoked for 2004 and no dividend will be paid. The dividend for 2002 was $278,491 and for 2003 was $235,434.

Because we have a limited operating history, you will be unable to fully assess our long-term business potential.

Although Decor was incorporated in October of 1990 it was not fully operational until fiscal year 2000. While we had revenues and earnings for fiscal year 2001 and 2002, there is no assurance that the Company will continue to grow or be profitable.

We are heavily dependent upon Mr. Lee Colvin, our executive officer, his departure could have a material adverse affect on our development.

Our success is heavily dependent upon the continued active participation of our current executive officer, Lee Colvin. Loss of his services could have a material adverse effect upon the development of our business. We do not maintain "key person" life insurance on the life of Lee Colvin nor do not have a written employment agreement with Lee Colvin. There can be no assurance that we will be able to recruit or retain other qualified personnel should that necessity arise.

Offering Risks - As there is presently no public market for our common stock and a market may never develop, investors may be unable to freely sell their securities.

We intend to apply for listing of the securities on the Over the Counter Bulletin Board ("OTCBB"); however, we cannot assure that we will be able to obtain such a listing. The over-the-counter market ("OTC") differs substantially from national and regional stock exchanges because it (1) operates through communication of bids, offers and confirmations between broker-dealers, rather than one centralized market or exchange and (2) securities admitted to quotation are offered by one or more broker-dealers rather than "specialists" which operate in stock exchanges. To qualify for listing on the OTCBB, an equity security must have at least one registered broker-dealer, which acts as the market maker listing bids or ask quotations and which sponsors an issuer listing. A market maker sponsoring a company's securities is required in order to obtain listing of securities on any of the public trading markets, including the OTCBB. We currently do not have a market maker for our securities. If we are able to obtain a market maker for our securities, we may obtain a listing on the OTCBB or develop a trading market for our common stock. We may be unable to locate a market maker that will agree to sponsor our securities. Even if we do locate a market maker, there is no assurance that our securities will be able to meet the OTCBB requirements or that the securities will be accepted for an OTCBB listing.

There can be no assurance that a market for our common stock will be established or that, if established, such market will be sustained. Therefore, purchasers of our shares registered hereunder may be unable to sell their securities, because there may not be a public market for our securities. As a result, you may find it more difficult to dispose of, or obtain accurate quotes of our common stock. Any purchaser of our securities should be in a financial position to bear the risks of losing their entire investment.

USE OF PROCEEDS

All proceeds received by Decor from the sale of shares will be used for working capital. Assuming a sales price of $1.00 per share, the following would be our use of proceeds assuming 25%, 50%, 75% and 100% of the securities offered being sold.

Amount of Securities Sold   250,000                                   1,000,000
                             shares  500,000 shares  750,000 shares      shares
Gross Proceeds             $250,000        $500,000        $750,000  $1,000,000
Expenses of the Offering     37,905          37,905          37,905      37,905
Working Capital             212,095         462,095         712,095     962,095

We anticipate the following detailed uses of working capital as follows:

- Payment of all expenses for 90 days to accommodate Home Depot's net-90 day terms with manufacturers;
- Purchase of approximately 60 handheld Dell Axim X5 computers for each service person servicing our
  Home Depot account;
- Purchase of software contract for above handheld computers, at an approximate cost of $152 per month for each of the 60 computers;
- Cost to convert all contract laborers into employees, and the cost to hire new employees in order to have each of the 318 nationwide Home Depot stores serviced by 5 of our employees;
- Cost to hire specific set crews for new store sets, remodels and resets;
- Cost to hire or promote middle management employees who will monitor and train service employees;
  and
- Cost to purchase and acquire similar companies in the industry in order to acquire employees who are already familiar with necessary policies and procedures and work load.

DETERMINATION OF OFFERING PRICE

The offering price of the 1,000,000 common shares being offered by us has been determined arbitrarily and has no relationship to any established criteria of value, such as book value or earnings per share. The price of the common shares is not necessarily indicative of current market value for the assets owned by us. No valuation or appraisal has been prepared for our business and potential business expansion. The selling price for the shares is fixed at $1.00 per share, a price that was determined immediately preceding their registration.

DILUTION

Our net book value as of June 30, 2004, with 5,000,000 shares outstanding, was approximately $247,918 or $0.05 per share before giving effect to the offering. Net book value represents the amount of total tangible assets less total liabilities, divided by the number of shares outstanding.

Assuming the sale of 1,000,000 shares, and after deducting offering expenses estimated at $35,000, our adjusted net book value as of June 30, 2004 would have been approximately $1,210,013 or $0.20 per share. This represents an immediate increase in net book value of $0.15 per share to the existing shareholders and an immediate dilution in net book value of $0.80 per share to the new investors in the shares in this offering. The following table illustrates this per share dilution:

         Offering price per share                            $ 1.00
         Net book value per share prior to the offering         .05
         Increase per share attributable to new investors       .15
         Adjusted net book value per share after the offering   .20
         Dilution per share to new investors                    .80

Further, assuming the sale of a nominal amount of 250,000 shares, and after deducting offering expenses estimated at $37,905, our adjusted net book value as of June 30, 2004 would have been approximately $460,013 or $0.09 per share. This represents an immediate increase in net book value of $0.04 per share to the existing shareholder and an immediate dilution in net book value of $0.91 per share to the new investor in the shares in this offering. The following table illustrates this per share dilution:

         Offering price per share                            $ 1.00
         Net book value per share prior to the offering       .05
         Increase per share attributable to new investors     .04
         Adjusted net book value per share after the offering .09
         Dilution per share to new investors                  .91

On August 31, 2004, Mr. Lee Colvin, our President, Director, and sole Shareholder, owned 5,000,000 shares of our company. Mr. Colvin acquired these shares for $500.

SELLING SECURITY HOLDERS

There are no selling security holders.

PLAN OF DISTRIBUTION

This offering consists of 1,000,000 common shares, .0001 par value per share, offered by us for $1.00 per share. The shares are offered on a best efforts minimum / maximum basis by the officers of Decor. The offering will end one hundred and eighty (180) days after the effective date of the registration statement, during which period we will keep this registration statement current by updating the financial statements and related financial disclosures.

Pursuant to the Securities Exchange Act of 1934, any person engaged in a distribution of the common stock offered by this prospectus may not simultaneously engage in market making activities for our common stock during the applicable "cooling off" periods prior to the commencement of the distribution.

We have advised Mr. Lee Colvin, and other officers of Decor, that during the time as they may be engaged in a distribution of any of the shares we are registering by the Registration Statement, they are required to comply with Regulation M promulgated under the Securities Exchange Act of 1934. In general, Regulation M precludes any selling shareholder, any affiliated purchasers and any broker-dealer or other person who participates in the distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase, and any security which is the subject of the distribution until the entire distribution is complete. Regulation M defines a "distribution" as an offering of securities that is distinguished from ordinary trading activities by the magnitude of the offering and the presence of special selling efforts and selling methods. Regulation M also defines a "distribution participant" as an underwriter, prospective underwriter, broker, dealer, or other person who has agreed to participate or who is participating in a distribution.

Regulation M prohibits any bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security, except as specifically permitted by Rule 104 of Regulation M. These stabilizing transactions may cause the price of the common stock to be higher than it would otherwise be in the absence of these transactions. We have advised the selling shareholders that stabilizing transactions permitted by Regulation M allow bids to purchase our common stock so long as the stabilizing bids do not exceed a specified maximum, and that Regulation M specifically prohibits stabilizing that is the result of fraudulent, manipulative, or deceptive practices. The selling shareholders and distribution participants will be required to consult with their own legal counsel to ensure compliance with Regulation M.

LEGAL PROCEEDINGS

We are not a party to any pending legal proceeding nor are we aware of any contemplated legal proceeding by a governmental authority involving Decor.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS, AND CONTROL PERSONS

Our Bylaws provide that we shall have a minimum of one (1) director on the board at any one time. Vacancies are filled by a majority vote of the remaining directors then in office. Our three directors and executive officers are as follows:

-----------------  ------                 Positions Held      Director Since         Officer Since
      Name         Age

-----------------  ------  ---------------------------------  ---------------------  November 1991
Lee Colvin           51    President & Director               1990
------------------ ------- ---------------------------------- ---------------------- -----------------------
------------------ ------- ---------------------------------- ---------------------- -----------------------
-----------------  ------  ---------------------------------  ---------------------  February 1992
Cheryl Colvin        46    Secretary & Director               1991

The directors named above will serve until the next annual meeting of our shareholders to be held within six (6) months of the close of our fiscal year or until a successor shall have been elected and accepted the position. Directors are elected for one year terms.

Mr. Lee Colvin and Ms. Cheryl Colvin, the sole officers of Decor, devote 100% of their time in the development and operation of Decor, and they do not participate in any other business activities.

In addition to the above persons, the following are our key employees:


-----------------------------------------------------------------  Age
Name
Karen Rose, Sales and Marketing                                    38

Tom Love, R&D                                                      45

Lee Colvin, Director, President and CEO - Mr. Colvin has 13 years of previous experience as an Account Manager for other manufacturers and manufacturers' reps including Fram Corporation, Providence, Rhode Island; Carrier Corporation,
Syracuse, New York; and Puralator Products, Raway, New Jersey. In 1991, Mr. Colvin acquired JJN Sales, Inc., and has worked directly as a manufacturers' rep since that time. For Decor, Mr. Colvin develops and maintains our company vision. Oversees all areas and company departments. Approves all financial obligations. Seeks business opportunities and strategic alliances with other organizations. Plans, develops and establishes policies and objectives of business organization in accordance with board directives and company charter. Directs and coordinates financial programs to provide funding for new or continuing operations in order to maximize return on investments and increase productivity.

Cheryl Colvin, Director and Secretary - Ms. Colvin was a cost accountant for a manufacturing company, Malnove, Inc., located in Omaha, Nebraska. She also possesses extensive customer service and inside sales experience for manufacturers including Lozier Corporation, Packaging Corporation of America, Union Camp and Time Warner. Additionally, Ms. Colvin has experience working in the capacity of manufacturer's rep acquired at Sam Saad & Associates in Omaha, Nebraska. Ms. Colvin joined JJN Sales, Inc. in 1992. For Decor, Ms. Colvin directs financial affairs of our organization. Prepares financial analysis of operations for guidance of management. Prepares reports, which outline our company's financial position in areas in income, expenses, and earnings, based on past, present and future operations. Directs preparation of budgets and financial forecasts. Arranges for audits of our company's accounting.

Karen Rose, Sales and Marketing - Ms. Rose directs our staffing, training and performance evaluations to develop and control sales program. Manages sales distribution by establishing sales territories, quotas, and goals and advises dealers and distributors concerning sales and advertising techniques. Analyzes sales statistics to formulate policy and to assist dealers in promoting sales. Manages sales office activities including customer/product/service.

Tom Love, Research & Development - Mr. Love directs and coordinates our activities relating to research and development of concepts, ideas, specifications, and applications for organization's new products or services. Oversees our product development, including quality control, physical distribution, product and packaging design, new product development and improvements on existing products.

The business address for each of our officers and directors is 5555 W. Waters Ave, Tampa, Florida 33634.


Board Of Directors

All of our directors hold office until the next annual meeting of stockholders and the election and qualification of their successors. There are presently three persons on the board of directors. Our executive officers are elected annually by the board of directors to hold office until the first meeting of the board following the next annual meeting of stockholders and until their successors are chosen and qualified.

Significant employees


Other than Mr. Colvin and Ms. Colvin, there are no employees who are expected to make a significant contribution to Decor.

Family relationships

There are no family relationships among our officers, directors, or persons nominated for such positions. Mr. Lee Colvin and Ms. Cheryl Colvin were divorced on September 22, 1996.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

As of August 31, 2004, 5,000,000 shares of our common stock, $.0001 par value, were outstanding. The following tabulates holdings of our common shares by each person who, as of August 15, 2004, (a) holds of record or is known by us to own beneficially more than 5.0% of our common shares and, in addition, (b) by all of our directors and officers individually and as a group. To the best of our knowledge, each named beneficial owner has sole voting and investment power with respect to the shares set forth opposite his name.


------------------ ----------------------------------------------- --------------- ---------- ----------
-----------------  ----------------------------------------------  Amount          Nature     Percent
 Title of Class    Name & Address of Officers & Directors as a
                   Group (1), (2)

------------------ ----------------------------------------------- --------------- ---------- ----------
-----------------  Lee Colvin                                      --------------  ---------    100%
                   ----------------------------------------------
Common             5555 W. Waters Ave.,
                   Tampa, Florida 33634                                 5,000,000   Direct
------------------ ----------------------------------------------- --------------- ---------- ----------
------------------ ----------------------------------------------- --------------- ---------- ----------
                   ----------------------------------------------  --------------   Direct      100%
                   Total Officers & Directors as a group             5,000,000
                   ----------------------------------------------
                   (1 person)


(1) Pursuant to Rule 13-d-3 under the Securities Exchange Act of 1934, beneficial ownership of a security consists of sole or shared voting power, including the power to vote or direct the voting, and/or sole or shared investment power, including the power to dispose or direct the disposition, with respect to a security whether through a contract, arrangement, understanding, relationship or otherwise. Unless otherwise indicated, each person indicated above has sole power to vote, or dispose or direct the disposition of all shares beneficially owned, to the best of our knowledge.

(2) This table is based upon information obtained from our stock records. Unless otherwise indicated in the footnotes to the above table and subject to community property laws where applicable, we believe that each shareholder named in the above table has sole or shared voting and investment power with respect to the shares indicated as beneficially owned.

Change Of Control

There are currently no arrangements that would result in a change of control of the company.

DESCRIPTION OF SECURITIES

The following description is a summary and is qualified in its entirety by the provisions of our Articles of Incorporation and Bylaws, copies of which have been filed as exhibits to the registration statement of which this prospectus is a part.

Qualification

The following statements constitute brief summaries of the material provisions of our Articles of Incorporation and Bylaws, as amended. Such summaries do not purport to be complete; therefore, the full text of the Articles of Incorporation and Bylaws provided in the exhibits hereto should be referred to.

Common Stock

Our Articles of Incorporation authorize us to issue up to 100,000,000 common shares, $.0001 per common share. As of March 15, 2003, we had 5,000,000 shares of common stock outstanding held by one shareholder.

Liquidation Rights

Upon liquidation or dissolution,  each outstanding common share will be entitled
to  share  equally  in  our  assets  legally   available  for   distribution  to
shareholders after the payment of all debts and other liabilities.

Dividend Rights

There are no limitations or restrictions upon the rights of our Board of Directors to declare dividends, and we may pay dividends on our shares in cash, property, or our own shares, except when we are insolvent or when the payment thereof would render us insolvent subject to the provisions of the Florida Statutes. We have paid dividends in the past, to enable our sale shareholder to pay his federal income tax liability because Decor was an S Corp. However, it is not anticipated that any dividends will be paid in the foreseeable future.

Voting Rights

Holders of our common shares are entitled to cast one vote for each share held at all shareholders meetings for all purposes. There are no cumulative voting rights.

Other Rights

Our common shares are not redeemable, have no conversion rights and carry no preemptive or other rights to subscribe to or purchase additional common shares in the event of a subsequent offering. There are no other material rights of the common shareholders not included herein. There is no provision in our charter or by-laws that would delay, defer or prevent a change in control of Decor. We have not issued preferred or debt securities. Each shareholder of Decor will receive an annual report, including audited financial statements. Although Decor is not currently a reporting company, upon approval of this registration statement, it will begin filing quarterly reports on Form 10-QSB and annual reports on Form 10-KSB.

EXPERTS

Our financial statements for the fiscal years ended December 31, 2001 and 2002 have been included in this Prospectus in reliance upon the report appearing in
Item 22, of Alan Geer and Associates, Independent Certified Public Accountants, as experts in accounting and auditing.

The validity of the common stock offered hereby will be passed upon for us by the firm of Vanderkam & Associates, Houston, Texas. Neither the firm nor any individual of the firm has any interest in Decor Systems, Inc.

DISCLOSURE  OF  COMMISSION   POSITION  ON  INDEMNIFICATION  FOR  SECURITIES  ACT
LIABILITIES

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons, we have been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities, other than the payment by us of expenses incurred or paid by our directors, officers or controlling persons in the successful defense of any action, suit or proceedings, is asserted by such director, officer, or controlling person in connection with any securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issues.

ORGANIZATION WITHIN THE LAST FIVE YEARS

We were organized under the laws of the State of Florida on October 15, 1990 under the name of JJN Sales, Inc. We had no business activity until 2000. On October 10, 2002 we changed our name to Decor Systems, Inc.

DESCRIPTION OF BUSINESS HISTORY AND ORGANIZATION

Decor Systems, Inc. began as JJN Sales, Inc. d/b/a Sunshine Sales in 1991 as a manufacturers' rep firm. The client base included Scotty's Home Improvement, The Home Depot, Lowes, 84 Lumber, Builder's Square, and Ace Hardware. One line that we represented in 1991 required us to call on high-end plumbing distributors and showrooms. Through that, the decorative side of the business was born, and we acquired more and more decorative line through the years.

The Home Depot in their early years, expanded very rapidly. Although they put most other competitors out of business, with the exception of Lowes, their new store openings and shear volume more than made up for the business lost with the smaller competitors. One Home Depot store did more volume than the entire Scotty's chain for most of our manufacturers that we represented. As Home Depot grew, Sunshine Sales also grew into a much larger company with more employees and more volume in sales.

Additionally, the high end decorative plumbing business began to grow rapidly and more sales people were added to service that business. Florida has always been and continues to be one of the strongest markets in the country for high end plumbing. We started with one employee working this market in 1991, and now have 5 employees dedicated to this business. The Home Depot also recognized this market as one they were not capturing with their traditional stores, and has opened a division called Expo to compete for market shares. There are 5 Expo stores in Florida, and we do business with them for 5 of our high end manufacturers.

To remain a vital force with The Home Depot, Sunshine Sales has been looking at similar companies to acquire or with which to form strategic alliances. In our efforts to continue to grow, we have joined forces with two other rep groups - Peninsula Group and SunCoast Marketing - to service the entire Southeast region for The Home Depot. We currently use these groups as contract labor for service, and our intentions are to purchase these companies and combine them as one under the Decor Systems umbrella so that we will be a much larger force in the market.

The products for which we act as manufacturers representations are plumbing supplies. This would include faucets, sinks fittings valves and toilets from manufacturers such as Duranit, Hams, Grohe and Blanco. In addition to supplying these products we also create and maintain the displays in the store.

Our purchases and sales are not conducted pursuant to any long-term contracts or agreements and we do not have any long-term contracts or agreements. All sales are on a current purchase order to purchase order basis and are based on present relationships with the buyers. Approximately 90% of our sales are to Home Depot.

The area of greatest potential growth in the decorative market is in the areas of vanities and bath storage products. Currently, the market is shared by 6 companies, with Kohler considered the market leader.

We have no patents, trademarks, licenses, franchises, concessions, royalty agreements or labor contracts. In addition, we do not require any government approval for the sale of our product. There are no current government regulations and none are anticipated which should affect our business.

Customer profile

Decors target market includes the Home Depot Expo and Sears Great Indoors. Typical customers for our products are those in the professional field and those who currently use our product for aesthetic reasons. In addition to mass marketing, we will target over 300 high-end plumbing and hardware showrooms throughout the United States.

New product line

One of the reasons for the intense competition in the industry is the lack of design and perceived value. To fill this void, we have created a new line of products called Alexandr's collection. In the opinion of management, this product line provides more features with superior performance. These products are being produced in China on a contract manufacturing basis. Inquiries from prospective customers suggest that there may be considerable potential for this product line.

Our marketing strategy is to enhance, promote and support this new line of products. To do so our sales strategy will include the use of manufacturers representatives throughout the United States and Canada for distribution plumbing, wholesale, retail chains and specialty stores. A partial list of our current distributors includes:

Home Depot Expo
Farrey's Wholesale Plumbing
Apex Supply
LCR
Gorman
Ferguson Enterprises

Advertising and promotion

We will budget our advertising investment as 5% of total sales.

Research & Development

We estimate that the company expends between $15,000 to $20,000 per year in research and development costs, comprising mostly of travel expenses incurred in order to investigate different companies.

Public relations

During the next 2 years, we will focus on the following publicity strategies:

Trade Magazines
Regional Design Magazines
National Publication on Bath Design

We have had limited advertising to date because of the lack of capital in our company.

Employees

As of the date of this prospectus, we have 6 full-time employees. None of our staff is represented by a labor union. We believe that our relationship with our employees is good. Competition for qualified personnel in our industry is intense.

Suppliers

We utilize Importers International in Tampa, Florida as our primary contact for China. Importers International is a furniture importer. Mr. Charles Calliou is the owner of this company. We purchase items for Alexandra?s Collection through Importers International.

Competition

We are and will continue to be an insignificant participant in the business of selling plumbing fixtures. A large number of established and well-financed entities, including small public companies and venture capital firms, are engaged in businesses similar to ours. In addition, these companies are better financed and have a broader range of clients which makes it easier for them to expand into the market that we are attempting to enter. Nearly all these entities have significantly greater financial resources, technical expertise and managerial capabilities than we do. These competitive factors may reduce the likelihood of our identifying and consummating of a successful business combination. Companies that compete in this market are Kohler, Vanity Flair, Cole and Co. and Vintage Vanities. All companies mentioned charge competitive prices.

The nature of The Home Depot business is very competitive and much has to do with relationships. Between Sunshine Sales, Peninsula Group and SunCoast Marketing, we have four leaders who have many years of experience in the industry and have developed invaluable relationships at The Home Depot at the upper management level. Most Rep groups have one sole owner, and accordingly, their relationships are more limited.

On the decorative side of the business, we believe we are one of the largest in the state. Most Rep companies are a one or two person group that operates out of their homes. We have, four salespersons and a staffed office. Each salesperson has significant experience in this industry. Because of larger staff, we seek different avenues of business, including calling on stone fabricators, developers, architects, and designers. Smaller companies are unable to provide this coverage.

MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATIONS

                             Selected Financial Data

THIS PROSPECTUS CONTAINS FORWARD-LOOKING STATEMENTS, WHICH INVOLVE RISKS AND UNCERTAINTIES. OUR ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE ANTICIPATED IN THESE FORWARD-LOOKING STATEMENTS AS A RESULT OF CERTAIN FACTORS INCLUDING THOSE SET FORTH UNDER "RISK FACTORS" AND ELSEWHERE IN THIS PROSPECTUS. THE FOLLOWING INFORMATION IS SELECTIVE AND QUALIFIED IN ITS ENTIRETY BY THE DETAILED INFORMATION (INCLUDING FINANCIAL INFORMATION AND NOTES THERETO) APPEARING ELSEWHERE IN THIS PROSPECTUS. THIS SUMMARY OF CERTAIN PROVISIONS OF THE PROSPECTUS IS INTENDED ONLY FOR CONVENIENT REFERENCE AND DOES NOT PURPORT TO BE COMPLETE. THE ENTIRE PROSPECTUS SHOULD BE READ AND CAREFULLY CONSIDERED BY PROSPECTIVE INVESTORS BEFORE MAKING A DECISION TO PURCHASE COMMON STOCK.

The following selected financial data should be read in conjunction with our financial statements and the notes attached thereto.


------------------------------- ---------------------------------------- ------------------------------------
                                       Years Ended December 31,               Six Months Ended June 30,
------------------------------- ---------------------------------------- ------------------------------------
------------------------------- -------------------- ------------------- ------------------ -----------------
                                -------------------         2002               2004               2003
                                       2003

------------------------------- -------------------- ------------------- ------------------ -----------------
------------------------------- -------------------- ------------------- ------------------ -----------------
------------------------------
Statements of Operations
------------------------------- -------------------- ------------------- ------------------ -----------------
------------------------------- -------------------- ------------------- ------------------ -----------------
------------------------------  -------------------          $1,084,619
Commission Revenue                         $900,303                               $416,882         $ 460,347
------------------------------- -------------------- ------------------- ------------------ -----------------
------------------------------- -------------------- ------------------- ------------------ -----------------
------------------------------  -------------------             690,216
Operating Expenses                          697,281                                285,052           339,255
------------------------------- -------------------- ------------------- ------------------ -----------------
------------------------------- -------------------- ------------------- ------------------ -----------------
------------------------------
General   and   Administrative  -------------------              99,641
Expenses                                     61,892                                 20,512            27,568
------------------------------- -------------------- ------------------- ------------------ -----------------
------------------------------- -------------------- ------------------- ------------------ -----------------
------------------------------  -------------------             294,762
Income from Operations                      141,130                                111,318            93,524
------------------------------- -------------------- ------------------- ------------------ -----------------
------------------------------- -------------------- ------------------- ------------------ -----------------
------------------------------  -------------------            (23,384)
Other Income (Expenses)                     (1,679)                                      -             1,500
------------------------------- -------------------- ------------------- ------------------ -----------------
------------------------------- -------------------- ------------------- ------------------ -----------------
------------------------------  -------------------           $ 271,378
Net Income                                 $139,451                               $111,318          $ 95,024
------------------------------- -------------------- ------------------- ------------------ -----------------
------------------------------- -------------------- ------------------- ------------------ -----------------

------------------------------- -------------------- ------------------- ------------------ -----------------
------------------------------- -------------------- ------------------- ------------------ -----------------
------------------------------  -------------------             $   .05
Income Per Share                            $   .03                                 $ 0.02            $ 0.02
------------------------------- -------------------- ------------------- ------------------ -----------------
------------------------------- -------------------- ------------------- ------------------ -----------------
------------------------------
Average    Weighted   No.   of  -------------------           5,000,000
Shares Outstanding                        5,000,000                              5,000,000         5,000,000
------------------------------- -------------------- ------------------- ------------------ -----------------
------------------------------------ ----------------- ------------------ ----------------- -----------------
-----------------------------------

-----------------------------------
Balance Sheet Data
------------------------------------ ----------------- ------------------ ----------------- -----------------
------------------------------------ ----------------- ------------------ ----------------- -----------------
-----------------------------------  ----------------            249,459
Working Capital                               151,831                              219,559           156,282
------------------------------------ ----------------- ------------------ ----------------- -----------------
------------------------------------ ----------------- ------------------ ----------------- -----------------
-----------------------------------  ----------------            301,614
Total Assets                                  211,035                              276,329           217,893
------------------------------------ ----------------- ------------------ ----------------- -----------------
------------------------------------ ----------------- ------------------ ----------------- -----------------
-----------------------------------  ----------------             17,096
Long-term Liabilities                          12,516                               14,806            19,386
------------------------------------ ----------------- ------------------ ----------------- -----------------
------------------------------------ ----------------- ------------------ ----------------- -----------------
-----------------------------------  ----------------            279,938
Shareholders Equity                           183,955                              247,918           198,507
------------------------------------ ----------------- ------------------ ----------------- -----------------

Year Ended December 31, 2003 Compared to the Year Ended December 31, 2002

Commission Revenue. Commission revenue for the year ended December 31, 2003 decreased by $184,316 or 17.0% to $900,303 from $1,084,619 for the year ended December 31,2002. This decrease is principally attributable to reduced demand for sprinkler products because of a wetter than average summer in 2003. In 2002, we experienced a drier that average summer which which increased demand for sprinkler equipment sales of sprinkler equipment in 2002 totalled approximately 82% of total sales compared to 34% in 2003.

Operating Expenses. Operating expenses increased by $7,065 or 1.0% to $697,281 for the year ended December 31, 2003 from $690,216 for the year ended December 31, 2002. This increase resulted from an increase in commission expenses of $56,940 which was partially offset by decreases in contract labor expenses of $3,761, employee leasing expenses of $36,314, rent and utility expense of $846, depreciation expenses of $1,325 catalogs and sample expenses of $869 and other operating expenses of $6,766 from increases in contract labor expenses and commission expenses which was partially offset by a reduction in employee leasing expense.

Employee leasing constitutes our largest simple expenses. For the year ended December 31, 2003 it totaled $324,490 and for the year ended December 31, 2002 it totaled $360,804. Decor has opted to lease employees for several reasons. First, by not having these persons on the company's payroll gives Decor the flexibility of using the employees on an as needed basis and saves on unemployment insurances costs. Second, it saves Decor administrative costs as the payroll reports and payments as well as the fringe benefits claims are handled by the employee leasing company. And, third, the employee leasing company because of its size is able to procure fringe benefits such as medical insurance at reduced costs which in term saves Decor money. We utilize the services of fifteen to twenty contract employees at any one time.

General and Administrative Expenses. General and administrative expenses decreased by $37,749 or 37.9% to $61,892 for the year ended December 31, 2003 from $99,641 for the year ended December 31, 2002. This decrease resulted from a decrease of $23,851 in professional fees and a decrease of $19,771 in travel expense, which we partially offset by an increase of $4,539 in officer life insurance expenses and an increase of $1,334 in other administrative expenses.

Other Income (Expenses). Other expenses decreased by $21,705 or 92.8% to $1,679 for the year ended December 31, 2003 from $23,384 for the year ended December 31, 2002. For the year ended December 31, 2002, our other expenses of $23,384 consisted of a loss on an investment of $35,000 which was partially offset by a gain of $11,616 on the sale of an automobile. The other expense of $1,679 for the year ended December 31, 2003 was a loss on the disposal of assets.

Income Taxes. No provision for income taxes has been made in either year as a sub-chapter S Election was in effect for both years. Under the rules for an S Corp., there is no tax at the corporate level, but only at the shareholder level. Had the corporation not been an S Corp., its income tax liability would have been $37,636 for the year ended December 31,2003 and $89,048 for the year ended December 31, 2002.

Net Income. As a result of the foregoing, net income decreased by $131,927 or 48.6% to $139,451 for the year ended December 31, 2003 from $271,378 for the year ended December 31, 2002.

Liquidity and Capital Resources.

As of December 31, 2003, we had cash of $65,941 and working capital of $151,831. This compares with cash of $102,650 and working capital of $249,459 as of December 31, 2002.

Cash provided by operating activities totaled $218,430 for the year ended December 31, 2003 compared to $270,682 for the year ended December 31, 2002. The decrease is attributable to a reduction in earnings of $131,927 which was partially offset by an increase indepreciation expense of $8,178 a reduction of losses from asset disposals of $13,295, a reduction in investment losses of $35,000 and charges in the current accounts.

Cash used in investing activities totaled $5,622 for the year ended December 31, 2003 and $71,278 for the year ended December 31, 2002. The amount used in investing activities for the year ended December 31, 2003 represents purchases of fixed assets. The amount for the year ended December 31, 2002 represents $35,000 for the purchase of an investment and $36,278 for the purchase of fixed assets.

Cash used in financing activities totaled $240,014 for the year ended December 31, 2003 and $255,607 for the year ended December 31, 2002. $235,434 of the cash used in financing activities for the year ended December 31, 2003 was attributable to a dividend distribution for the payment of income taxes, and $4,580 was used for the repayment of promissory notes. For the year ended December 31, 2002 $278,491 was used for a dividend distribution for the payment of income taxes and $1,145 for a note repayment which was offset by a note on a vehicle purchase of $22,821 and proceeds from the sale of stock of $1,208.

Historically, we have financed our operations with cash generated by earnings. However, as the requirements of major customers are changing, requiring more inventory and extended payment terms, our capital needs are also changing. And as we launch our home fixture operations it will also require additional capital. Therefore, unless we are able to raise additional capital, or procure third party financing, we will have insufficient capital to fully implement our business plans for the next twelve months.

Because of this, we have begun the registration process to sell our shares and raise capital and have had preliminary discussions with financial institutions for line of credit which would be backed by receivables. In the future management may also seek private equity sources. It is anticipated that to fully implement our business plan will require up to $2,000,000 of additional capital. Management believes that with this offering and backing sources, it will be able to generate this additional capital. However, in the event we are unable to raise the full $2,000,000 our business plan will have to be scaled back by dropping some of our existing customer and postponing the launch of our own products.

Six Months Ended June 30, 2004 Compared to Six Months Ended June 30, 2003

Revenue. Revenues for the six months ended June 30, 2004 decreased by $43,465 of 9.4% to $416,882 from $460,347 for the corresponding period of the prior year. The decrease in revenues is attributable to the fact that we no longer distribute goods which were sold in the electrical department of Home Depot. Operating Expenses. Operating expenses for the six months ended June 30, 2004 decreased by $54,203 or 16.0% to $285,052 from $339,255 for the corresponding period of the prior year. The decrease is primarily attributable to a decrease in contract labor which was partially offset by increase in employee salaries.

Administration Expenses. Administration expenses for the six months ended June 30, 2004 decreased by $7,056 or 25.6% to $20,512 from $27,568 for the corresponding period of the prior year. This decrease represents reductions in bank charges, office expense, postage, primary professional fees and travel which was partially offset by increase in business entertainment and donations.

Other Income. The company had no other income for the six months ended June 30, 2004. For the six month ended June 30, 2003 the company reported other income of $1,500 representing expense reimbursement.

As a result of the foregoing, the company reported an increase in net income for the six months ended June 30, 2004 of $16,294 or 17.1% to $111,318 from $95,024 for the corresponding period of the prior year.

Liquidity and Capital Resources

As of June 30, 2004 we had cash of $103,098 and working capital of $219,559. This compares with cash of $28,935 and working capital of $156,282 as of June 30, 2003.

Cash flow from operating activities totaled $107,173 for the six months ended June 30, 2004. This compares with cash flows from operating activities of $169,142 for the corresponding period of the prior year. Although earnings for the six months ended June 30, 2004 were higher, there were smaller changes in the current accounts during the current period. The changes in the prior period were positively impacted by a decrease in accounts receivable of $72,756 while there was an increase in receivables in the current year.

There were no cash flows from investing activities for the six months ended June 30, 2004. For the six months ended June 30, 2003 the company expended $16,486 for an investment.

Cash used by financing activities totaled $176,455 for the six months ended June 30, 2004. This compares with $47,355 used during the corresponding period of the prior year. All of the funds used by financing activities in both periods was for the payment of dividends.

Historically, we have financed our operations with cash generated by earnings. However, as the requirements of major customers are changing, requiring more inventory and extended payment terms, our capital needs are also changing. And as we launch our home fixture operations it will also require additional capital. Therefore, unless we are able to raise additional capital, or procure third party financing, we will have insufficient capital to fully implement our business plans for the next twelve months.

Because of this, we have begun the registration process to sell our shares and raise capital and have had preliminary discussions with financial institutions for line of credit which would be backed by receivables. In the future management may also seek private equity sources. It is anticipated that to fully implement our business plan will require up to $2,000,000 of additional capital. Management believes that with this offering and backing sources, it will be able to generate this additional capital. However, in the event we are unable to raise the full $2,000,000 our business plan will have to be scaled back by dropping some of our existing customer and postponing the launch of our own products.

DESCRIPTION OF PROPERTY

Our corporate headquarters are located in an approximately 2,400 square foot facility in Tampa, Florida leased from a third party under an office service agreement expiring in October of 2004. We believe our present office space is suitable for our current operations.

Of the 2,400 square feet of rented space, 1,225 is comprised of finished office space and 1,175 square feet is warehouse space.

The lease expires on September 30, 2004. The monthly rental obligation under the lease is $1,946.88, plus sales tax, trash disposal charges and additional rent. Additional rent is comprised of real estate taxes and other operating expenses as provided under the terms of the lease, and any other charges for which we are responsible under the lease. The rental amount is payable to the landlord each month on the first day of the month during the term of the lease. The lease also provides for either the landlord or us to terminate the lease during the lease period. The landlord also has an option to relocate us after meeting certain conditions.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

We intend that any transactions between us and our officers, directors, principal stockholders, affiliates or advisors will be on terms no less favorable to us than those reasonably obtainable from third parties. To date there have been no related party transactions.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS.

There is no established public trading market for our securities. None of our common stock is subject to outstanding options or warrants to purchase our shares. There are 5,000,000 shares of our common stock outstanding, all of which are restricted securities. The restricted securities as defined under Rule 144 of the Securities Act may only be sold under Rule 144 or otherwise under an effective registration statement or an exemption from registration, if available. Rule 144 generally provides that an affiliate, including directors, officers and control shareholders, who has satisfied a one year holding period for the restricted securities may sell, within any three month period subject to certain manner of resale provisions, an amount of restricted securities which does not exceed the greater of 1% of a company's outstanding common stock or the average weekly trading volume in such securities during the four calendar weeks prior to such sale. Sales under Rule 144 must also be made without violating the manner-of-sale provisions, notice requirements, and the availability of public information about us. A sale of shares by such security holders, whether under Rule 144 or otherwise, may have a depressing effect upon the price of our common stock in any market that might develop.

Penny stock considerations

Our common stock is expected to trade on the over-the-counter electronic bulletin board or on the Pink Sheets and, therefore, is subject to the requirements of certain rules promulgated under the Securities Exchange Act of 1934, which require additional disclosure by broker-dealers in connection with any trades involving a stock defined as a "penny stock". A penny stock is generally defined as any non-NASDAQ equity security that has a market price of less than $5.00 per share, subject to certain exceptions.

Such rules require the delivery, prior to any penny stock transaction, of a disclosure schedule explaining the penny stock market and the risks associated therewith and impose various sales requirements on broker-dealers who sell penny stocks to persons other than established customers and "accredited investors". An accredited investor is generally defined as an investor with a net worth in excess of $1,000,000, or annual income exceeding $200,000 individually or $300,000 together with a spouse.

Pursuant to Rule 15g-9 of the Securities Exchange Act of 1934, for these types of transactions, the broker-dealer must make a special suitability determination for the purchaser and have received the purchaser's written consent to the transaction prior to the sale. The broker-dealer also must disclose the commissions payable to the broker-dealer, current bid and offer quotation for the penny stock and, if the broker-dealer is the sole market-maker, the broker-dealer must disclose this fact and the broker-dealer's presumed control over the market. This information must be provided to the customer orally or in writing before or with the written confirmation of trade sent to the customer. Monthly statements must be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks. The additional burdens imposed upon broker-dealers by such requirements could, in the event the common stock were deemed to be a penny stock, discourage broker-dealers from effecting transactions in our common stock which could severely limit the market liquidity of the common stock.

These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for a stock that becomes subject to the penny stock rules. Our shares may someday be subject to such penny stock rules and our shareholders will, in all likelihood, find it difficult to sell their securities.

No market exists for our securities and there is no assurance that a regular trading market will develop or if developed will be sustained. A shareholder in all likelihood, therefore, will not be able to resell the securities referred to herein should he or she desire to do so. Furthermore, it is unlikely that a lending institution will accept our securities as pledged collateral for loans unless a regular trading market develops. There are no plans, proposals, arrangements or understandings with any person with regard to the development of a trading market in any of our securities.

As of the date of this registration, we had one (1) holder of record of our common stock. We currently have one class of common stock outstanding and no preferred shares outstanding.

Transfer agent and registrar

We anticipate the registrar and transfer agent for our common shares will be Pacific Stock Transfer. Its address is 500 E. Warm Springs, Suite 240, Las Vegas, NV, 89119 and its telephone number at this location is (702) 361-3033.

EXECUTIVE COMPENSATION

The following table sets forth the salaries and directors' fees we expect to pay to our executives on an annual basis:


                                                      Summary Compensation Table
                           Annual Compensation                          Long Term Compensation
Name and          Year  Salary   Bonus    Other annual                        Awards                       Payouts
Principal              ($)               Compensation        Restricted    Securities            LTIP          All other
                                                           compensation(1)
Position                                         ($)       stock award(s)       Underlying        Payouts
                                                                                                Options/SARS      ($)

Lee Colvin       2003     120,000       -          235,434 (Dividends)          -                  -              -       13,287
President        2002           -       -          278,491 (Dividends)            -                -              -        8,748
& Director

(1)  Life Insurance

We do not have an audit committee, nor do we have a compensation committee. We anticipate forming these committees within the next twelve months.

We reimburse our directors for expenses incurred in connection with attending board meetings but we do not pay our directors fees or other cash compensation for services rendered as a director.

We have not granted any stock options to the named executive officer. None of our employees are employed pursuant to employment agreements.


                              FINANCIAL STATEMENTS

                               Decor Systems, Inc.
                          Index to Financial Statements

Report of Independent Auditors                                             20
Balance Sheets as of December 31, 2003 and 2002                            21

Statement of Income for the years ended December 31, 2003
  and 2002                                                                 23
Statement of Changes in Shareholders Equity for the years
  Ended December 31, 2003 and 2002                                         25
Statement of Cash Flows for the years ended December 31, 2002 and 2001
Notes to Financial Statements                                              26
Balance Sheets as of June 30, 2004 and 2003
Statement of Income for the Six Months ended June 30, 2004 and 2003
Statement of Cash Flows for the Six Months ended June 30, 2004 and 2003

                          Independent Auditor's Report





The Stockholder
Decor Systems, Inc.
5555 W. Waters Avenue, Suite 609
Tampa, FL 33634-1230



We have audited the accompanying balance sheets of Decor Systems, Inc. as of December 31, 2003 and 2002, and the related statements of income and retained earnings, statements of changes in stockholder's equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Decor Systems, Inc. as of December 31, 2003 and 2002, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.




Alan K. Geer, P.A.
Tampa, Florida
February 5, 2004

                               DECOR SYSTEMS, INC.
                                 BALANCE SHEETS
                           DECEMBER 31, 2003 AND 2002



                                                                            2003             2002
                                                                      -------------     ----------------


CURRENT ASSETS
                      Cash                                                     $65,941       $102,650

                      Accounts Receivable                                       97,505        150,187

                      Prepaid Expenses                                           2,949          1,202
                                                                      ----------------- ----------------
                                                                      ----------------- ----------------
                                                                               166,395        254,039

FIXED ASSETS
                      Equipment, Vehicles, and Fixtures                         71,063         75,686
                      Accumulated Depreciation                                (29,393)        (31,081)
                                                                      ----------------- ----------------
                                                                                41,670         44,605

OTHER ASSETS
                      Rent Deposit                                               2,970          2,970
                                                                      ----------------- ----------------
                                                                                 2,970          2,970

                      TOTAL ASSETS                                            $211,035       $301,614
                                                                      ================= ================


CURRENT LIABILITIES
                      Accounts Payable                                          $9,984            $0
                      Current Portion Long Term Debt                             4,580         4,580
                                                                      ----------------- ----------------
                                                                                14,564         4,580

LONG TERM LIABILITIES
                      Note Payable Less Current Portion                         12,516        17,096
                                                                      ----------------- ----------------
                                                                                12,516        17,096

STOCKHOLDER'S EQUITY
                      Common Stock, $.0001 par value, 100,000,000
                         shares authorized, 5,000,000 shares
                         issued and outstanding                                    500          500
                      Additional Paid in Capital                                   550          550
                      Retained Earnings                                        182,905      278,888
                                                                      ----------------- ----------------
                                                                               183,955      279,938

                      TOTAL  LIABILITIES  AND
                        STOCKHOLDER'S  EQUITY                                 $211,035     $301,614
                                                                      ================= ================







    The accompanying notes are an integral part of these financial statements
                                        2

                               DECOR SYSTEMS, INC.
                   STATEMENTS OF INCOME AND RETAINED EARNINGS
                 FOR THE YEARS ENDED DECEMBER 31, 2003 and 2002




                                                                              2003          2002
                                                                        --------------- ------------


COMMISSION REVENUE                                                         $900,303     $1,084,619


OPERATING EXPENSES
                      Contract Labor                                        172,779        176,540
                      Commissions                                           130,313         73,373
                      Employee Leasing                                      324,490        360,804
                      Rent and Utilities                                     42,993         43,839
                      Depreciation Expense                                    6,877          8,202
                      Catalogs & Samples                                      3,449          4,312
                      Other Operating Expenses                               16,380         23,146
                                                                       ----------------- ------------
                                                                            697,281        690,216
                                                                       ------------------ ------------

GENERAL AND ADMINISTRATIVE EXPENSES
                      Accounting and Legal                                   18,589         42,440
                      Officer's Life Insurance                               13,287          8,748
                      Travel                                                 21,204         40,975
                      Other Administrative Expenses                           8,812          7,478
                                                                       ------------------ ----------
                                                                             61,892         99,641
                                                                       ------------------ ----------

INCOME FROM OPERATIONS                                                      141,130        294,762

OTHER INCOME (EXPENSE)
                      Investment Loss                                             0        (35,000)
                      Loss on Disposal of Asset                              (1,679)             0
                      Gain on Sale of Vehicle                                     0         11,616
                                                                        ---------------------------
                                                                             (1,679)       (23,384)
                                                                        ---------------------------

NET INCOME                                                                  139,451        271,378

                      Weighted Average shares outstanding                 5,000,000      5,000,000

EARNINGS PER SHARE                                                            $0.03          $0.05
                                                                        ===========================
BEGINNING RETAINED EARNINGS                                                 278,888        284,793

                      Net Income                                            139,451        271,378

                      Shareholder Distributions                            (235,434)      (277,283)
                                                                        ---------------------------

ENDING RETAINED EARNINGS                                                   $182,905       $278,888
                                                                        ===========================





    The accompanying notes are an integral part of these financial statements

                               DECOR SYSTEMS, INC.
                  STATEMENT OF CHANGES IN STOCKHOLDER'S EQUITY
                 FOR THE YEARS ENDED DECEMBER 31, 2003 and 2002



                                               COMMON              PAID IN                 RETAINED
                                                STOCK              CAPITAL                 EARNINGS                TOTAL
                                           --------------- ------------------------ ----------------------- --------------------


Balance January 1, 2002                              $500                     $550                $284,793             $285,843

Net Income                                                                                         271,378          271,378

Distributions                                                                                    (277,283)        (277,283)
                                           --------------- ------------------------ ----------------------- --------------------

Balance December 31, 2002                            $500                     $550                $278,888             $279,938

Net Income                                                                                         139,451          139,451

Distributions                                                                                    (235,434)        (235,434)
                                           --------------- ------------------------ ----------------------- --------------------

Balance December 31, 2003                            $500                     $550                $182,905             $183,955
                                           =============== ======================== ======================= ====================

                               DECOR SYSTEMS, INC.
                             STATEMENT OF CASH FLOWS
                 FOR THE YEARS ENDED DECEMBER 31, 2003 and 2002


                                                                  2003                  2002
                                                           ----------------      ---------------


CASH FLOWS FROM OPERATING ACTIVITIES
     Net Income                                               $139,451               $271,378
     Adjustments to reconcile net income to
     net cash provided by operating activities:
                      Gain on Sale of Vehicle                        0                (11,616)
                      Loss on Disposal of Asset                  1,679                      0
                      Investment Loss                                0                 35,000
                      Depreciation Expense                       6,877                  8,202
     (Increase) Decrease in:
                      Accounts Receivable                       52,682                (37,372)
                      Prepaid Expenses                          (1,747)                 3,590
                      Employee Advances                              0                  1,500
     Increase (Decrease) in:
                      Accounts Payable                           9,985                      0

                                                           ------------                ---------

NET CASH PROVIDED BY OPERATING ACTIVITES                      $208,927                $270,682

CASH FLOWS FROM INVESTING ACTIVITIES
                      Purchases of Fixed Assets                 (5,622)                (36,278)
                      Purchase of Investment                         0                 (35,000)
                                                           ------------               ----------

NET CASH USED IN INVESTING ACTIVITIES                          ($5,622)               ($71,278)

CASH FLOWS FROM FINANCING ACTIVITIES
                      Shareholder Distributions               (235,434)               (277,283)
                      Note Payable for Vehicle                       0                  22,821
                      Principal Payments on Note                (4,580)                 (1,145)
                                                           -------------              ----------

NET CASH USED IN FINANCING ACTIVITIES                        ($240,014)               ($255,607)

NET INCREASE (DECREASE) IN CASH                                (36,709)                 (56,203)

CASH AT BEGINNING OF PERIOD                                    102,650                  158,853
                                                           ------------               ----------

CASH AT END OF PERIOD                                          $65,941                 $102,650
                                                           ============               ==========

Supplemental Disclosures:
                      Interest Paid                               $397                     $677










    The accompanying notes are an integral part of these financial statements
                                        5

                               DECOR SYSTEMS, INC.
                          NOTES TO FINANCIAL STATEMENTS
                 FOR THE YEARS ENDED DECEMBER 31, 2003 and 2002


                              COMPANY'S ACTIVITIES

Decor Systems, Inc. began business in 1991 with wholesale sales and service to the large retail home centers. However, the company represented a line of high-end faucets that were sold by plumbing showroom businesses. From this, the Sunshine Decorative Marketing division was developed. The retail home center division is called Sunshine Sales.

The Sunshine Decorative Marketing division deals with a different type of business than the home center business. The division represents a line of manufacturers to sell high-end plumbing fixtures to plumbing showroom wholesale accounts. These fixtures are generally used in expensive, custom-built homes and are special custom orders.

The Sunshine Sales division continues in sales and service to large retail home centers.


NOTE 1 - SIGNIFICANT ACCOUNTING POLICIES

                               Revenue Recognition

The Company's revenue is derived from commissions from sales agreements with the various manufacturers. Each manufacturer represented pays the commissions based on actual sales. Revenue is recognized when the commissions are earned. The commissions are normally paid the following month.

                             Allowance for Bad Debts

Management has elected to record bad debts using the direct write-off method. Generally accepted accounting principles require that the allowance method be used to reflect bad debts. However, the effect of the direct write-off method is not materially different from the results that would have been obtained had the allowance method been followed. No allowance is shown because most of accounts receivable were subsequently received by the date of this audit, and the balance is expected to be received within ninety days of year end.

                                  Fixed Assets

Property and equipment is carried at cost and includes expenditures which substantially increase the useful lives of existing assets. Maintenance, repairs and minor renewals are expensed as incurred. When property and equipment is retired or otherwise disposed of, the related cost and accumulated depreciation is removed from the respective accounts and any gain or loss on disposition is credited or charged to earnings.


Depreciation is provided principally on the straight-line method over the estimated useful lives as follows:

                                          Vehicles                   5 years
                                  Equipment and Fixtures           5-7 years

                                  Income Taxes

The Company, with the consent of its shareholders, has elected under the Internal Revenue Code to be an S corporation. In lieu of corporation income taxes, the shareholders of an S corporation are taxed on their proportionate share of the Company's taxable income. Therefore, no provision or liability for federal income taxes has been included in the financial statements.

                                   Investments

The Company invested in a privately held company's stock during 2002. The investment was considered worthless at the end of the year.

                                 Major Customers

During the years ended December 31, 2003 and 2002, approximately 39% and 24% of total revenue, respectively, was derived from one customer.

                            Cash and Cash Equivalents

For purposes of the statement of cash flows, Decor Systems, Inc. considers amounts held by financial institutions and short-term investments with an original maturity of 90 days or less to be cash equivalent. The company maintains cash balances at one financial institution in Tampa, Florida. The accounts are insured by the Federal Deposit Insurance Corporation up to $100,000. At December 31, 2003, the Company's bank balances were fully insured.

                         Inventory and Accrued Expenses

The Company does not maintain any inventory. There were no accrued expenses other than the accounts payable listed.



                            NOTE 2 - PREPAID EXPENSES

Prepaid expenses at December 31, 2003 and 2002, consisted solely of prepaid employee leasing costs.


                            NOTE 3 - USE OF ESTIMATES

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expense during the reporting period. Actual results could differ from those estimates.

NOTE 4 - LEASES

The company rents its office on a month-to-month basis. The current monthly rental payments are $2,667. For the years ended December 31, 2003 and 2002, rent expense on the office amounted to $32,244 and $28,429 respectively. The company leases equipment for operations under short-term operating leases on an as needed basis. For the years ended December 31, 2003 and 2002, equipment lease expense amounted to $2,461 and $703. The company currently has no long term equipment operating leases.


                     NOTE 5 - FIXED ASSETS AND DEPRECIATION

Fixed Assets
                                             2003             2002
         Furniture & Fixtures              $19,522          $15,462
         Vehicles                           38,424           38,424
         Office Equipment                   13,117           21,800
                                           $71,063          $75,686

Accumulated Depreciation
                                             2003               2002
         Furniture & Fixtures               $15,752           $15,462
         Vehicles                             8,405             3,602
         Office Equipment                     5,236            12,017
                                            $29,393           $31,081
                  Net Fixed Assets          $41,670           $44,605


NOTE 6 - NOTE PAYABLE

Note payable for vehicle.  Monthly payment of $382 at zero interest rate.

Maturities of the note are as follows:


                  Years Ending

                        2004                $ 4,580
                        2005                   4,580
                        2006                   4,580
                        2007                   3,356
                        2008                       0
                                             $17,096

NOTE 7 - COMMON STOCK AND NAME CHANGE

The company amended its articles of incorporation in October, 2002, to change the name from JJN Sales, Inc. to Decor Systems, Inc. In addition, the company increased its number of authorized shares from 100,000 to 100,000,000.

Shares authorized and issued for each year is as follows:

                                                                         2002
                                        2003          2002       (before change)
    Shares authorized               100,000,000   100,000,000       100,000
    Shares issued and outstanding     5,000,000     5,000,000         5,000
    Par value                            $.0001        $.0001        $  .10
    Capital stock                        $  500        $  500         $ 500


                                                          DECOR SYSTEMS, INC.

                                                             BALANCE SHEET
                                                             June 30, 2004

                                                                ASSETS

                                                                  As of                              As of
                                                              Jun. 30, 2004                      Jun. 30, 2003


       CURRENT ASSETS
           Cash -Bank of Tampa-Decorative            $             103,098.47           $              28,934.59
           Cash-Bank of Tampa                                       22,624.78                          49,880.83
           Petty Cash                                                   35.38                              35.38
           Accounts Receivable                                     107,405.41                          77,431.01

                  TOTAL CURRENT ASSETS               $             233,164.04           $             156,281.81

       FIXED ASSETS
           Furniture & Fixtures                                     19,521.71                          15,461.71
           Vehicles                                                 38,424.00                          38,424.00
           Office Equipment                                         13,116.78                          21,800.49
           Accumulated Depreciation                                (30,867.88)                        (33,531.10)

                  TOTAL FIXED ASSETS                                40,194.61                          42,155.10

       OTHER ASSETS
           Deposits                                                  2,970.00                           2,970.00
           Investment                                                    0.00                          16,485.80

                  TOTAL OTHER ASSETS                                 2,970.00                          19,455.80

                     TOTAL ASSETS                    $             276,328.65           $             217,892.71


                                                          DECOR SYSTEMS, INC.

                                                             BALANCE SHEET

                                                          as of June 30, 2004




                                                        LIABILITIES AND EQUITY

       CURRENT LIABILITIES
           Accounts Payable                                  $               4,605.22       $                   0.00
           Commissions Payable                                               9,000.00                           0.00

                  TOTAL CURRENT LIABILITIES                  $              13,605.22       $                   0.00

       LONG TERM LIABILITIES
           Note Payable-Yukon                                               14,805.70                      19,385.86

                  TOTAL LONG TERM LIABILITIES                               14,805.70                      19,385.86

       EQUITY
           Capital Stock                                                       500.00                         500.00
           Paid In Capital                                                     550.00                         550.00
           Stockholder's Dividends                                         (21,355.42)                   (123,417.33)
           S/H Estimated Tax Payments                                      (26,000.00)                    (53,038.00)
           Retained Earnings                                               182,904.72                     278,887.77
           Current Income (Loss)                                           111,318.43                      95,024.41

                  TOTAL EQUITY                                             247,917.73                     198,506.85

                     TOTAL LIABILITIES & EQUITY              $             276,328.65       $             217,892.71


                                                          DECOR SYSTEMS, INC.

                                                           INCOME STATEMENT

                                                  For the Period Ended June 30, 2004


                                                        6 Months Ended                            6 Months Ended
                                                         Jun. 30, 2004            Pct              Jun. 30, 2003            Pct


       REVENUE
           Revenue                              $             416,882.11        100.00     $             460,346.65       100.00

                  TOTAL REVENUE                               416,882.11        100.00                   460,346.65       100.00

                     GROSS PROFIT                             416,882.11        100.00                   460,346.65       100.00

       OPERATING EXPENSES
           Sales/Display Expense                                1,695.26          0.41                       101.65         0.02
           Sales Bonus                                          6,400.00          1.54                     7,500.00         1.63
           Auto Expense                                         3,073.01          0.74                     2,941.31         0.64
           Equipment Rental                                         0.00          0.00                       853.67         0.19
           Rent                                                14,111.96          3.39                    16,490.11         3.58
           Insurance                                            3,308.39          0.79                     6,929.70         1.51
           Utilities                                              501.29          0.12                       573.08         0.12
           Telephone                                            3,358.79          0.81                     4,416.26         0.96
           Supplies                                                 0.00          0.00                       478.60         0.10
           Depreciation Expense                                 1,475.00          0.35                     2,450.00         0.53
           License & Permits                                        0.00          0.00                       233.28         0.05
           Security                                               122.00          0.03                       122.00         0.03
           Contract Labor                                      21,175.72          5.08                    90,520.00        19.66
           Maintenance & Repairs                                4,601.80          1.10                     3,737.54         0.81
           Commissions                                         58,122.98         13.94                    57,690.85        12.53
           Employee Lease/Salaries                            166,955.75         40.05                   144,093.81        31.30
           Other Taxes                                            150.00          0.04                       123.00         0.03

                  TOTAL OPERATING EXPENSES                    285,051.95         68.38                   339,254.86        73.70


                               DECOR SYSTEMS, INC.

                                INCOME STATEMENT

                       For the Period Ended June 30, 2004




                                                     6 Months Ended                            6 Months Ended
                                                      Jun. 30, 2004            Pct              Jun. 30, 2003            Pct


       ADMINISTRATIVE EXPENSES
           Bank Charges                                        146.51          0.04                       493.60         0.11
           Office Expense                                      758.88          0.18                     1,477.78         0.32
           Postage & Freight                                   849.83          0.20                     1,085.70         0.24
           Accounting & Legal                                6,556.89          1.57                     7,869.98         1.71
           Meals & Entertainment                             1,105.07          0.27                       711.30         0.15
           Travel/Air/Auto Rental                           10,224.72          2.45                    12,539.53         2.72
           Parking/Tolls                                       193.27          0.05                       318.00         0.07
           Donations                                           676.56          0.16                         0.00         0.00
           Printing Costs                                        0.00          0.00                     1,801.14         0.39
           Gifts                                                 0.00          0.00                       872.97         0.19
           Interest Expense                                      0.00          0.00                       397.38         0.09

                  TOTAL ADMINISTRATIVE EXP                  20,511.73          4.92                    27,567.38         5.99

                     OPERATING INCOME                      111,318.43         26.70                    93,524.41        20.32

       OTHER INCOME (EXPENSE)
           Expense Reimbursements                                0.00          0.00                     1,500.00         0.33

                  TOTAL OTHER INCOME (EXPE                       0.00          0.00                     1,500.00         0.33

                     NET INCOME (LOSS)          $          111,318.43         26.70     $              95,024.41        20.64



                               DECOR SYSTEMS, INC.

                             STATEMENT OF CASH FLOWS

                       For the Period Ended June 30, 2004

                 INCREASE (DECREASE) IN CASH OR CASH EQUIVALENTS






       CASH FLOW FROM OPERATING ACTIVITIES
           NET INCOME (LOSS)                                                    $             111,318.43
           ADJUSTMENTS TO RECONCILE CASH FLOW
              Depreciation                                                                      1,475.00
           DECREASE (INCREASE) IN CURRENT ASSETS
              Accounts Receivable                                                              (9,900.41)
              Prepaid Expenses                                                                  2,949.32
           INCREASE (DECREASE) IN LIABILITIES
              Accounts Payable                                                                 (5,379.75)
              Commissions Payable                                                               9,000.00
              Note Payable-Yukon                                                               (2,290.08)

                  TOTAL ADJUSTMENTS                                                            (4,145.92)

                  CASH PROVIDED (USED) BY OPERATIONS                                          107,172.51

       CASH FLOW FROM INVESTING ACTIVITIES
           SALES (PURCHASES) OF ASSETS
              Office Equipment                                                                      0.10

                  CASH PROVIDED (USED) BY INVESTING                                                 0.10

       CASH FLOW FROM FINANCING ACTIVITIES
           CASH (USED) OR PROVIDED BY:
              Dividends Paid                                                                  (47,355.42)

                  CASH PROVIDED (USED) BY FINANCING                                           (47,355.42)

                  NET INCREASE (DECREASE) IN CASH                                              59,817.19

                  CASH AT BEGINNING OF PERIOD                                                  65,941.44

                  CASH AT END OF PERIOD                                         $             125,758.63


                               DECOR SYSTEMS, INC.

                         SCHEDULE OF SUBSIDIARY ACCOUNTS

                       For the Period Ended June 30, 2004




                                                               6 Months Ended                            6 Months Ended
                                                                Jun. 30, 2004            Pct              Jun. 30, 2003         Pct


Insurance Expense  Liability  Insurance $ 254.25 0.06 $ 0.00 0.00 Life Insurance
3,054.14 0.73 6,929.70 1.51

                  TOTAL INSURANCE EXPENSE              $               3,308.39          0.79     $               6,929.70      1.51


CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

The  accounting  firm  of  Alan  Geer  and  Associates   audited  our  financial
statements. Since inception, we have had no changes in or disagreements with our accountants.

                                                        ADDITIONAL INFORMATION

We have filed with the Securities and Exchange Commission, 450 Fifth Street N.W., Washington, D.C. 20549, a registration statement on Form SB-2 covering the common shares being sold in this offering. This prospectus includes all material information relating to the offering. We have, however, not included in this prospectus all the information contained in the registration statement, and you should refer to the registration statement and our exhibits for further information.

Any statement in this prospectus about any of our contracts or other documents is not necessarily complete. If the contract or document is filed as an exhibit to the registration statement, the contract or document is deemed to modify the description contained in this prospectus. You must review the exhibits themselves for a complete description of the contract or document. Furthermore, you should rely only on the information contained in this prospectus. No dealer, salesperson or other person is authorized to give information that is not contained in this prospectus. This prospectus is not an offer to sell nor does it constitute an offer to buy these securities in any jurisdiction where the offer or sale is not permitted. The information contained in this prospectus is correct only as of the date of this prospectus, regardless of the time of the delivery of this prospectus or any sale of these securities.

As a result of this offering, we will become subject to the information and reporting requirements of the Securities Exchange Act of 1934, and we will file periodic reports, proxy statements and other information with the SEC.

You may review a copy of the registration statement, including exhibits and schedules filed with it, at the SEC's public reference facilities in Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. You may also obtain copies of such materials from the Public Reference Section of the SEC, at prescribed rates. You may call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. The SEC maintains a website (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants, such as the company, that file electronically with the SEC.

You may read and copy any reports, statements or other information that we file with the SEC at the addresses indicated above, and you may also access them electronically at the web site set forth above. These SEC filings are also available to the public from commercial document retrieval services.

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS
                    INDEMNIFICATION OF DIRECTORS AND OFFICERS

Our Articles of Incorporation provide that, to the fullest extent permitted by law, none of our directors or officers shall be personally liable to us or our shareholders for damages for breach of any duty owed to our shareholders or us. Florida law provides that a director shall have no personal liability for any statement, vote, decision or failure to act, regarding corporate management or policy by a director, unless the director breached or failed to perform the duties of a director. A company may also protect its officers and directors from expenses associated with litigation arising from or related to their duties, except for violations of criminal law, transactions involving improper benefit or willful misconduct. In addition, we shall have the power, by our by-laws or in any resolution of our stockholders or directors, to undertake to indemnify the officers and directors of ours against any contingency or peril as may be determined to be in our best interest and in conjunction therewith, to procure, at our expense, policies of insurance. At this time, no statute or provision of the by-laws, any contract or other arrangement provides for insurance or indemnification of any of our controlling persons, directors or officers that would affect his or her liability in that capacity.


Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, or persons controlling us pursuant to the foregoing provisions, we have been informed that, in the opinion of the SEC, that type of indemnification is against public policy as expressed in the Act and is therefore unenforceable.

There is no pending litigation or proceeding involving any of our directors or officers as to which indemnification is being sought, nor are we aware of any pending or threatened litigation that may result in claims for indemnification by any director or officer.

OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

Subject to any future contingencies, the following table is an itemization of all expenses that we have incurred or we expect to incur in connection with the issuance and distribution of the securities being offered hereby. Items marked with an asterisk (*) represent estimated expenses. We have agreed to pay all the costs and expenses of this offering.

Item expense

SEC Registration Fee                                           $ 405
Legal Fees and Expenses*                                    $ 25,000
Printing registration statement and other documents*        $  4,500
Accounting Fees and Expenses*                                $ 8,000
                                                          -----------
Total                                                        $ 37,905
                                                          ===========
*Estimated Figure

RECENT SALES OF UNREGISTERED SECURITIES

On September 26, 1991, we issued an aggregate of 5000 shares of our common stock to Mr. Lee Colvin. We receive $500 for the issuance of this stock. In connection with a 1000-for-one forward stock split authorized by our board of directors and sole stockholder, on September 24, 2002, Mr. Colvin exchanged his shares for 5,000,000 shares of our common stock.

We believe that the sale of the above securities was deemed to be exempt from registration under the Securities Act in reliance on Section 4(2) of the Securities Act or Section 504 of Regulation D promulgated thereunder. The recipient of securities in such transaction represented his intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the instruments representing such securities issued in such transaction . The recipient either received adequate information about us or had adequate access, through his relationship with us, to such information.

EXHIBITS

Exhibit Number             Exhibit Description

1.1      *Articles of Incorporation
1.2      *Bylaws
5.1       Legal Opinion of Vanderkam & Associates
23.1      Consent of Alan K. Geer P.A., Certified Public Accountants
23.2      Consent of Vanderkam & Associates included in Exhibit 5.1


*  Previously filed
UNDERTAKINGS

The undersigned registrant hereby undertakes:

1. To file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

a. Include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

b. Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement;

c. Include any additional or changed material information on the plan of distribution.

2. That, for determining liability under the Securities Act, to treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

3. To file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

4. Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

5. In the event that a claim for indemnification against such liabilities, other than the payment by the Registrant of expenses incurred and paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding, is asserted by such director, officer or controlling person in connection with the securities being registered hereby, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.


                                   SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all the requirements of filing of Form SB-2 and authorized this registration statement to be singed on its behalf by the undersigned, in the City of St. Petersburg, State of Florida on February 26, 2003.

                                           /s/ Lee Colvin
                                           -----------------------------
Date: August 30, 2004        By:      Lee Colvin,
                                           President and Chief Executive Officer
                                           and Chief Financial Officer

In accordance with the requirements of the Securities act of 1933, this registration statement was signed by the following persons in the capacities and on the date stated.

SIGNATURE                    TITLE                       DATE

/s/ Lee Colvin               President/Director         _August 30_, 2004
Lee Colvin

/s/ Cheryl Colvin            Secretary/ Director       __August 30, 2004
Cheryl Colvin